UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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DexCom, Inc.
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April 19, 2019
To Our Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 30, 2019, at 2:00 p.m. local time.
The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.
We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.
We look forward to seeing you at the meeting.

Sincerely,

Kevin R. Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.

YOUR VOTE IS IMPORTANT
In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet at www.proxydocs.com/DXCM or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

DEXCOM, INC.
6340 Sequence Drive
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 30, 2019 at 2:00 p.m. local time at our offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1.	To elect three Class II directors to hold office until our 2022 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class II directors:

a.	Steven R. Altman

b.	Barbara E. Kahn

c.	Jay S. Skyler
2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3. To hold a non-binding vote on an advisory resolution to approve executive compensation.
4. To amend our Amended and Restated 2015 Equity Incentive Plan to increase the number of shares reserved thereunder by an additional 2,200,000 shares and make certain administrative changes to such Amended and Restated 2015 Equity Incentive Plan.
5. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 8, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors

Kevin R. Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.
San Diego, California
April 19, 2019

DEXCOM, INC.
6340 Sequence Drive
San Diego, California 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2019
INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials
The accompanying proxy is delivered and solicited on behalf of the Board of Directors of DexCom, Inc., a Delaware corporation, in connection with the 2019 Annual Meeting of Stockholders, which is being held at 2:00 p.m. local time on May 30, 2019 at our offices located at 6310 Sequence Drive, San Diego, California 92121. The Notice of Internet Availability of Proxy Materials (“Notice”) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 19, 2019. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials include our proxy statement for the annual meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the proxy card or a voting instruction card for the annual meeting.
Voting Rights
Only stockholders of record of DexCom, Inc. (“DexCom” or the “Company”) common stock on April 8, 2019, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 91,037,358 shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.
The holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the annual meeting, the annual meeting may be adjourned by the chairperson of the annual meeting to a subsequent date for the purpose of obtaining a quorum.
For Proposal No. 1, regarding an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at https://dexcom.gcs-web.com/corporate-governance.
The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved, except with regards to Proposal No. 2, which is considered a routine proposal and is subject to the discretionary vote by the holder.
On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on April 8, 2019, the record date for the annual meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting
You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of April 8, 2019, the record date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Recommendations of the Board of Directors
DexCom’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3); and

•	FOR the approval of the amendment to the DexCom, Inc. Amended and Restated 2015 Equity Incentive Plan to
increase the authorized number of shares by 2,200,000 shares and make certain administrative changes to such Amended and Restated 2015 Equity Incentive Plan (Proposal No. 4).
Voting via the Internet, by Telephone or by Mail
Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.
For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), and FOR the approval of the amendment to the DexCom, Inc. Amended and Restated 2015 Equity Incentive Plan to increase the authorized number of shares by 2,200,000 shares and to make certain administrative changes to such Amended and Restated 2015 Equity Incentive Plan (Proposal No. 4) and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.
Revocation of Proxies
You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by DexCom. Following the original mailing of the soliciting materials, the company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Results of Annual Meeting
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As of the date of mailing of this Proxy Statement, our Board of Directors (“Board of Directors” or “Board”) consists of eight members and is divided into three classes, each of which has a three-year term. Class I currently consists of Kevin Sayer and Nicholas Augustinos, Class II currently consists of Steven Altman, Barbara Kahn and Jay Skyler, and Class III currently consists of Richard Collins, Mark Foletta and Eric Topol. Three Class II directors are to be elected at this annual meeting to serve until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes III and I expire at our 2020 and 2021 Annual Meetings of Stockholders, respectively.
The nominees for Class II directors are Steven Altman, Barbara Kahn and Jay Skyler, each of whom is a current director. Mr. Altman has served on the Board since November 2013, Dr. Kahn has served since April 2011 and Dr. Skyler has served since September 2002. Each of Mr. Altman and Drs. Kahn and Skyler has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.
Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.
In accordance with our Corporate Governance Principles (available on our website at https://dexcom.gcs-web.com/corporate-governance), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Mr. Altman and Drs. Kahn and Skyler has provided an irrevocable resignation.
If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.
Recommendation of the Board
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
The following is biographical information as of March 17, 2019 for the nominees for Class II directors and each person whose term of office as a Class I or Class III director will continue after the annual meeting.

Name	Age	Position
Class I Directors
Kevin Sayer	61	Chairman, President and Chief Executive Officer (“CEO”)
Nicholas Augustinos	60	Director
Class II Directors
Steven Altman	57	Director
Barbara Kahn	66	Director
Jay Skyler, M.D.	72	Director
Class III Directors
Richard Collins	62	Director
Mark Foletta	58	Lead Independent Director
Eric Topol, M.D.	64	Director

Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting
Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s executive committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.
Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing at The Wharton School, where she previously served as the Director of the Jay H. Baker Retailing Center from January 2011 to June 2017, Vice Dean of Wharton Undergraduate Division from 2003 to 2007, and the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.
Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.
Directors Continuing in Office Until the 2020 Annual Meeting
Richard A. Collins has served on our Board since March 2017. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy—Indiana, United Healthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collin’s significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealthcare grew from a mid-cap health insurer into one the largest public corporations in America, qualify him to serve on the Board.
Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Executive Vice President and Professor of Molecular Medicine at the Scripps Research Institute, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Walgreens and Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.
Mark Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta has been the Chief Financial Officer and Executive Vice President of Tocagen, Inc. since February 2017. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider. From August 2015 to July 2016, Mr. Foletta served as the interim CFO of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.
Directors Continuing in Office Until the 2021 Annual Meeting
Kevin R. Sayer has served on our Board since November 2007, as our President since June 2011 and as our Chairman of the Board since July 2018. From January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. In connection with Mr. Gregg assuming a new role as Executive Chairman of the Board of Directors, Mr. Sayer assumed the role of Chief Executive Officer effective on January 1, 2015. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. ("Biosensors"), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master's Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.
Nicholas (Nick) Augustinos has served on our Board since November 2009. December 2015 through December 2018, Mr. Augustinos has served as President and CEO of Aver, Inc., a company specializing in bundled payment and analytics solutions. He served on the Board of Directors of Aver since September 2014. Starting January 2019 he was elected Chairman of the Board of Directors of Aver. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 31-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

CORPORATE GOVERNANCE
Independence of the Board of Directors and its Committees
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Sayer, our Chairman, President and CEO. In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.
As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable Nasdaq listing standards and as required by SEC rules and regulations.
Board Leadership Structure
Our Corporate Governance Principles, available at https://dexcom.gcs-web.com/corporate-governance, provide that our Board of Directors shall be free to choose its Chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to the Board of Directors with respect thereto as the nominating and governance committee deems appropriate. Our Corporate Governance Principles also provide that, if the Chairman is also the CEO or if the Chairman is a former employee, the independent directors shall designate a “lead independent director.” In such cases, the Chairman schedules and sets the agenda for meetings of the Board of Directors, and the Chairman, or if the Chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the Chairman or, if the Chairman is also the CEO or a former employee, the lead independent director include: presiding at executive sessions, being available, under appropriate circumstances, for consultation and direct communication with stockholders and performing such other responsibilities as requested by the Board of Directors. The lead independent director encourages direct dialogue between all directors and management.
Our Board of Directors believes that our stockholders and DexCom currently are best served by having Kevin Sayer, our CEO, also serve as Chairman of the Board, and Mark Foletta serve as lead independent director. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Sayer’s extensive executive leadership and operational experience, including familiarity with our business. Our independent directors bring experience, oversight and expertise from outside of our company, while our CEO and Chairman brings company and industry specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Board of Directors’ Role in Risk Oversight
Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•
at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, committee activities, and strategy and discusses risks related to the business;

•
the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial, cybersecurity and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•
the nominating and governance committee assists the Board of Directors in its oversight of DexCom’s legal compliance policies, including its Insider Trading Policy, compliance risk exposures and the steps management has taken to monitor or mitigate such exposures;

•	the compensation committee assists the Board of Directors by evaluating potential risks related to our compensation programs;

•
through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial, legal and operational risks; and

•	a substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.
Information Regarding the Board of Directors and its Committees
Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2018, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Kevin Sayer
Steven Altman			X		X
Nicholas Augustinos	X				X
Richard Collins	X
Mark Foletta	X	*	X
Barbara Kahn	X
Jay Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2018	8		5		5
_____________

*	Committee Chairperson.
Audit Committee
The audit committee operates pursuant to a written charter that is available at https://dexcom.gcs-web.com/corporate-governance. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. In addition, the audit committee evaluates our potential financial, enterprise and operating risk exposures.
Audit Committee Financial Experts. Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in applicable Nasdaq listing standards. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.
Compensation Committee
The compensation committee operates pursuant to a written charter that is available at https://dexcom.gcs-web.com/corporate-governance. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation. In addition, the compensation committee evaluates the potential risks related to our compensation programs.
Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). No member of the compensation committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.
Compensation Committee Policies and Procedures. The compensation committee annually reviews and evaluates base salary, bonuses and long-term incentives for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Chairman and CEO. The CEO does not participate in the compensation committee’s review or decision as to their respective compensation packages. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.
Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary and bonus levels and equity awards. The CEO and SVP – Human Resources work with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.
Use of Compensation Consultants. The compensation committee has in the past engaged Compensia, Inc. to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2018. During fiscal 2018, the compensation committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the compensation committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of Nasdaq and that its engagement did not present any conflict of interest.
Nominating and Governance Committee
The nominating and governance committee operates pursuant to a written charter that is available at https://dexcom.gcs-web.com/corporate-governance. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters. In addition, the nominating and governance committee evaluates the potential risks related to legal compliance.
The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.
Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, increasing access to our technologies, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.
The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 50 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.
Meetings of the Board of Directors and Board and Committee Member Attendance
Our Board of Directors met (including actions by unanimous written consent) six times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All members of our Board of Directors attended our annual meeting of stockholders in 2018.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.
Code of Business Conduct and Ethics
We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our chief executive officer, chief financial officer, vice president of financial planning and analysis, corporate controller, and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available at https://dexcom.gcs-web.com/corporate-governance. If we make any material substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.
In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at https://dexcom.gcs-web.com/corporate-governance.

Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.
DIRECTOR COMPENSATION
The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. We do not compensate our employee-director for Board service in addition to such director's regular employee compensation. The compensation committee periodically evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The compensation committee considers advice from Compensia, when appropriate. Based on our 2017 Board compensation assessment with respect to compensation payable for 2017 and maintained for 2018, both the total pay per director and our total director pay relative to peers approximated the then-current peer median. Our Board reviews the compensation committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders.
Non-Employee Director Compensation Arrangements
Under our Amended and Restated 2015 Equity Incentive Plan (“A&R 2015 EIP”) our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit. For 2018, in lieu of a cash retainer, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to approximately $300,000 based on the 15-day average fair market value prior to the date of grant. Each restricted stock unit grant to our directors vests in one annual installment on the earlier of the one year anniversary of the grant date or the date of DexCom Inc's 2019 Annual Meeting. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. New directors receive a restricted stock unit grant with a fair value equivalent to $300,000 pro-rated for the portion of time remaining in the year until the next round of annual grants is made. Vesting of outstanding equity awards held by directors is accelerated in full upon a change in control of DexCom. In addition, the chairman of the audit committee, the chairman of the compensation committee, the chairman of the nominating and governance committee and the Lead Independent Director received annual retainers with values equal to approximately $27,500, $20,625, $13,750 and $25,000, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2018, as discussed above. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.
Each member of our Board is required to own shares of DexCom stock with an aggregate market value equal to three times his or her annual retainer of $300,000. These stock ownership guidelines are effective when a director joins the Board, and must be met within three years of becoming a member of the Board. All of our directors who have served three years or more on our Board currently are in compliance with these guidelines. Ownership levels are determined by including stock acquired through open market purchases, shares vested and unvested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. However, directors may sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.
2018 Director Compensation Table
The following table provides information for 2018 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2018. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Consistent with our philosophy to conserve our cash resources, those non-employee directors entitled to annual retainers were only issued restricted stock units, and no non-employee directors received cash compensation in 2018.

Name	Stock Awards ($)(1)(2)
Steven Altman	317,998
Nicholas Augustinos	317,998
Richard Collins	317,998
Mark Foletta	373,594
Barbara Kahn	317,998
Jay Skyler, M.D.	332,565
Eric Topol, M.D.	339,849

_____________

(1)
These amounts reflect the grant date fair value of restricted stock units granted during 2018, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 21, 2019.

(2)
As of December 31, 2018, Mr. Altman had 3,449 unvested restricted stock units, Mr. Augustinos had 3,449 unvested restricted stock units, Mr. Collins had 3,449 unvested restricted stock units, Mr. Foletta had 4,052 unvested restricted stock units, Dr. Kahn had 3,449 unvested restricted stock units, Dr. Skyler had options outstanding for 25,806 shares and 3,607 unvested restricted stock units, and Dr. Topol had 3,686 unvested restricted stock units.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2018 and 2017. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees	$2,281,238	$2,407,311
Audit-Related Fees	—	—
Tax Fees	725,710	137,250
Total Fees	$3,006,948	$2,544,561
Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements. The fees for assurance and related services reasonably related to the performance of the audit of our financial statements, but not included under Audit Fees, are listed under “Audit-Related Fees.” Finally, the fees billed by Ernst & Young for tax services, which primarily related to tax compliance, planning, and transfer pricing advice related to our international legal entity formation and restructuring, consultation regarding appropriate handling of items on our U.S. tax returns, and a research and development credit study, are listed above under “Tax Fees.”
Pre-Approval Policies and Procedures
The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at https://dexcom.gcs-web.com/corporate-governance.
The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless and only to the extent that DexCom specifically incorporates it by reference.
The audit committee reviewed and discussed with DexCom’s management and Ernst & Young LLP the audited consolidated financial statements of DexCom for the year ended December 31, 2018. The audit committee has also discussed with Ernst & Young LLP such matters as are required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from DexCom.
Based on the reviews and discussion referred to above, the audit committee recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 21, 2019.
Audit Committee
Mark Foletta, Chairman
Nicholas Augustinos
Richard Collins
Barbara Kahn

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which is conservative as to base salary cash compensation relative to our peer group of companies as we work to achieve and maintain profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2018, including generating a record full fiscal year 2018 revenue of $1.032 billion, an increase of $313.1 million, or 44%, as compared to 2017, and an increase of $458.3 million, or 80%, as compared to 2016.
We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the compensation committee in 2018.
The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We are requesting that stockholders cast a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the 2019 annual meeting of stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.
As an advisory vote, this proposal is not binding upon us. However, our Board and the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION ABOVE.

PROPOSAL NO. 4
APPROVAL OF AMENDMENT TO DEXCOM, INC. AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN
General
We are asking our stockholders to approve the amendment to the Amended and Restated DexCom, Inc. 2015 Equity Incentive Plan, referred to as the A&R 2015 EIP. We are asking our stockholders to approve this amendment to the A&R 2015 EIP, referred to as the 2015 EIP Amendment, because, among other things, we may have insufficient shares available to continue to make equity grants to our employees and directors after sometime during 2020. Outstanding awards under the A&R 2015 EIP will remain outstanding, unchanged and subject to the terms of the A&R 2015 EIP and the respective award agreements, until the expiration of such awards in accordance with their terms.
Under the 2015 EIP Amendment, we are requesting approval to add an additional 2,200,000 shares to the A&R 2015 EIP and to provide administrator flexibility with respect to vesting during certain leaves of absences, as well as making changes for favorable income tax withholding and to conform with current tax law. Any shares subject to awards that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, including shares subject to awards granted under the Company's 2005 Equity Incentive Plan (the "2005 EIP") that were outstanding on the effective date of the 2015 EIP, will also be returned to the pool of shares available for grant and issuance under the A&R 2015 EIP.
Approval of the 2015 EIP Amendment will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance. We believe that the 2015 EIP Amendment is in the best interests of DexCom because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. The 2015 EIP Amendment will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our employees. In addition, awards under the A&R 2015 EIP, including those added pursuant to the 2015 EIP Amendments, will provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 4 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.
We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without a sizable but market-based equity incentive program, we believe we would be at a disadvantage against competitor companies to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success.
We currently grant restricted stock units to the majority of our newly hired employees and to all of our executives and non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We also have granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.
As of March 31, 2019, approximately 43,997 stock options to purchase common shares and 2,302,750 unvested restricted stock units were outstanding. As of March 31, 2019, DexCom’s outstanding stock options have a weighted average per share exercise price of $9.84 and a weighted average remaining contractual term of 1.03 years. Accordingly, our approximately 2,346,747 outstanding awards (not including awards under our employee stock purchase plan) plus 4,868,644 shares proposed to be available for future grant under our A&R 2015 EIP (consisting of 2,668,644 shares available for grant under the A&R 2015 EIP as of March 31, 2019 and the 2,200,000 additional shares requested in this proposal but not including shares available under our employee stock purchase plan) as of March 31, 2019 represent approximately 5% of our outstanding shares.

Approval of the 2015 EIP Amendment is intended to enable us to achieve the following objectives:
The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors to attract and retain employee talent. Without approval of the additional 2,200,000 shares, we may lack a sufficient number of shares under the A&R 2015 EIP to continue to make grants to our eligible employees and non-employee directors.
The ability to offer a variety of stock compensation awards including stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, and performance awards. The variety of awards available under the A&R 2015 EIP continues to give us flexibility to respond to market-competitive changes in equity compensation practices.
CEO Stock Holding Requirements
In addition to the above plan features, we have adopted a policy that requires our Chief Executive Officer to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments that the CEO is required to make. In addition, the compensation committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency. We adopted this policy to further align our CEO’s interests with the long-term interests of our stockholders.
Overview and Purpose of the A&R 2015 EIP
The following summary of certain major features of the A&R 2015 EIP is subject to the specific provisions contained in the full text of the A&R 2015 EIP, as amended by the 2015 EIP Amendment, as set forth in Appendix A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the A&R 2015 EIP. To the extent that there is a conflict between this summary and the actual terms of the A&R 2015 EIP, the terms of the A&R 2015 EIP, will govern.
Key Terms
The following is a summary of the key provisions of the A&R 2015 EIP, which will continue to apply subsequent to the approval of the A&R 2015 EIP. The only changes to the A&R 2015 EIP is the 2015 EIP Amendment previously noted – authorizing an additional 2,200,000 shares, and to allow for administrative flexibility to vesting upon certain leaves of absence and making changes to make favorable income tax withholding and to conform with current tax law.

Plan Term:	May 28, 2015 to May 28, 2025.
Eligible Participants:
Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction to DexCom. The compensation committee determines which individuals will participate in the A&R 2015 EIP. As of March 31, 2019, there were approximately 3,000 employees and seven non-employee directors eligible to participate in the A&R 2015 EIP.

Shares Authorized:
7,600,000 shares were authorized under the 2015 EIP in 2015 in 2017, and, pursuant to the 2015 EIP Amendment, an additional 2,200,000 shares will be authorized, in each case subject to adjustment only to reflect stock splits and similar events. Shares subject to awards granted under the 2005 EIP that were outstanding on the effective date of the 2015 EIP, that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, are returned to the pool of shares available for grant and issuance under the A&R 2015 EIP. Shares under the A&R 2015 EIP that are subject to stock options or stock appreciation rights that are cancelled without exercise, subject to awards that are forfeited or repurchased, subject to awards that terminate without shares being issued or shares surrendered pursuant to an exchange program approved by stockholders, are returned to the pool of shares available for grant and issuance under the A&R 2015 EIP. Shares withheld to pay the exercise or purchase price, shares withheld to satisfy tax withholding obligations, shares that are repurchased for any reason other than at the original purchase price, shares that are not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right or shares repurchased with the proceeds of an option exercise price, in each case, may not again be made available for grant and issuance under the A&R 2015 EIP. Awards issued as stock options or stock appreciation rights are counted in full against the number of shares available for award under the A&R 2015 EIP, regardless of the number of shares actually issued upon exercise of the award.

As of March 31, 2019, there were a total of 52,247 shares subject to all outstanding equity awards under the 2005 EIP, consisting of:
•    43,997 shares subject to all outstanding option awards with a weighted average exercise price of $9.84 and a weighted average remaining contractual term of 1.03 years; and
•    8,250 shares subject to all outstanding full-value equity awards, all of which are restricted stock units, that had not yet vested.

Award Types:	(1) Non-qualified and incentive stock options (2) Stock appreciation rights (3) Restricted stock awards (4) Stock bonus awards (5) Restricted stock units (6) Performance awards
Share Limit on Awards:
No more than 1,000,000 shares may be granted to any participant under the A&R 2015 EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment.

Non-Employee Directors:
Under the A&R 2015 EIP, non-employee directors may be granted stock options and other awards either on a discretionary basis or pursuant to policy adopted by the Board, except that no non-employee director will be eligible to receive more than 30,000 shares in any one calendar year.

Vesting; Minimum Periods; Discretionary Vesting; Dividends on Unvested Shares:
Vesting schedules are determined by the compensation committee when each award is granted. Except as to a maximum of five percent (5%) of the number of shares reserved and available for grant and issuance under the A&R 2015 EIP, any awards that vest on the basis of the participant’s continued service will have a minimum vesting period of one year. In addition, the plan administrator may not use discretion to accelerate the vesting of plan awards (subject to a maximum five percent (5%) of shares under the A&R 2015 EIP that may be accelerated) other than in connection with a death, disability or a change in control (where a participant terminates employment in certain situations or equity awards are not assumed or substituted for in the transaction). No dividends payments will be made on unvested shares subject to grants under the A&R 2015 EIP, but instead any dividends will be deferred until awards become vested.

Award Terms:
Stock options have a term no longer than ten years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of DexCom’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than ten years from the date they were granted.

Repricing Prohibited:
Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, or any similar employee program, is prohibited without stockholder approval under the A&R 2015 EIP. Such prohibited repricing includes canceling, buying out, substituting or exchanging outstanding options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

Recoupment:
Awards (and gains realized with respect to such awards) under the A&R 2015 EIP will be subject to recoupment to the extent that an executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, pursuant to a clawback or recoupment policy to be adopted by the Board or required by law during a participant’s employment or service.

History of Grants Under the Plan
Future awards under the A&R 2015 EIP to executive officers, employees or other eligible participants, including our President and Chief Executive Officer, are discretionary and cannot be determined at this time.
Our President and Chief Executive Officer, our other named executive officers, our current executive officers as a group and our current non-employee directors as a group have been granted awards under the A&R 2015 EIP, over the life of the A&R 2015 EIP through December 31, 2018, as set forth in the table below. In addition, our current employees (excluding executive officers and directors) as a group have been granted awards under the Plan, over the life of the Plan through December 31, 2018, as follows:

Name and Position	Number of Securities Underlying Awards (#)
Kevin Sayer, Chairman, President and Chief Executive Officer	295,195
Quentin Blackford, EVP, Chief Financial Officer	100,860
Andrew Balo, EVP, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development	105,263
Richard Doubleday, EVP, Chief Commercial Officer	104,012
Steven Pacelli, EVP, Strategy and Corporate Development	104,012
All current executive officers (including named executive officers)	1,123,211
All current non-employee directors	114,224
All current employees (excluding current executive officers and directors)	3,978,102
Method of Payment
The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, cancellation of indebtedness, surrender of shares, waiver of compensation, a broker assisted same-day sale, any combination of the foregoing or any other methods permitted by the administrator and applicable law.
Terms Applicable to Stock Options and Stock Appreciation Rights
The exercise price of grants made under the A&R 2015 EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $114.95 per share. The term of these awards generally may not be longer than ten years.

Terms Applicable to Restricted Stock Awards, Stock Bonus Awards, Restricted Stock Unit Awards, and Performance Awards
The compensation committee determines the terms and conditions applicable to the granting of restricted stock awards, stock bonus awards, restricted stock unit awards and performance awards.
Performance Awards
To the extent that awards are intended as performance-based awards, the performance criteria may include strategic objectives determined by the compensation committee, either individually, alternatively or in any combination, applied to either DexCom as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award.
Unless otherwise specified by our compensation committee (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals and relevant performance criteria at the time the performance goals and relevant performance criteria are established, our compensation committee may make adjustments, if it determines appropriate in its sole discretion, to account for changes in law and accounting and to make such adjustments as the compensation committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of DexCom or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.
Administration
The compensation committee will administer the A&R 2015 EIP. Subject to the terms and limitations expressly set forth in the A&R 2015 EIP, the compensation committee selects the persons who receive awards, determines the number of shares covered thereby, and establishes the terms, conditions and other provisions of the grants. The compensation committee may construe and interpret the A&R 2015 EIP and prescribe, amend and rescind any rules and regulations relating to the A&R 2015 EIP.
Amendments
The Board may terminate or amend the A&R 2015 EIP at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	permit the repricing of outstanding stock options or stock appreciation rights under the A&R 2015 EIP;

•	determine and implement the terms and conditions of any award transfer program under the A&R 2015 EIP; or

•	otherwise implement any amendment to the A&R 2015 EIP required to be approved by stockholders.
Adjustments
If the number of outstanding shares is changed by an extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, spin-off, split-off, reclassification or similar change of our capital structure without consideration, (i) the number of shares available for future grant under the A&R 2015 EIP, (ii) the number of shares subject to outstanding awards under the A&R 2015 EIP, (iii) the exercise price of outstanding stock options and of stock appreciation rights granted under the A&R 2015 EIP, (iv) the maximum number of shares that may be issued subject to incentive stock options under the A&R 2015 EIP and (v) the maximum number of shares to be issued to an individual or new employee in any calendar year under the A&R 2015 EIP shall be proportionally adjusted, subject to any required action by the Board or our stockholders and in compliance with applicable securities laws. No fraction of shares may be issued following any adjustment.
Change of Control Transactions
In the event of a change of control merger, sale of all or substantially all of the assets of DexCom or other change of control transaction, unless otherwise determined by the compensation committee, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: the continuation of the award, the assumption of the award, the substitution of the award, or the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the A&R 2015 EIP or the payment of the excess of the fair market value of all of the shares subject to the award over the exercise price or purchase price of such shares is only with respect to shares vested as of the consummation of the change of control transaction, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.
U.S. Tax Consequences
The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to DexCom and participants in the A&R 2015 EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.
Non-Qualified Stock Options
Generally, a participant will not realize any taxable income at the time a non-qualified stock option is granted, but when such non-qualified stock option is exercised, the participant will realize ordinary income equal to the excess of the fair market value over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. DexCom will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.
Incentive Stock Options
Generally, a participant will realize no taxable income, and DexCom will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment conditions are satisfied, then no taxable income will result upon the exercise of such option and DexCom will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and DexCom will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.
Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will generally be considered to have ordinary income in the year of such disposition equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option, and DexCom will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.
Stock Appreciation Rights
A grant of a stock appreciation right (which can be settled in cash or DexCom common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and DexCom generally will be entitled to a corresponding tax deduction.
Restricted Stock
A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., with respect to the shares as they become vested) or (ii) makes an election under Section 83(b) of the U.S. Internal Revenue Code of 1986, and amended (the "Code") to pay tax in the year the grant is made with respect to all of the shares subject to the grant. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. DexCom receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant makes an election under Section 83(b) of the Code to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.
Restricted Stock Units
In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. DexCom generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.
Performance Awards
The participant will not realize income when a performance award is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. DexCom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.
Tax Withholding
The A&R 2015 EIP allows us to withhold shares from the awards to satisfy the participant’s withholding tax obligation and tender cash from our general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.
ERISA Information
The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Required Vote
The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively at the Annual Meeting is required to approve the Amendment to our A&R 2015 EIP.
Recommendation of the Board
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 4, APPROVAL OF AMENDMENT TO DEXCOM’S AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 31, 2019 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.
The percentage of shares beneficially owned is based on 91,037,358 shares of common stock outstanding as of March 31, 2019. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 31, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of class (%)
Directors and Named Executive Officers
Steven Altman(1)	56,304	*
Nicholas Augustinos(2)	22,164	*
Andrew Balo(3)	26,975	*
Quentin Blackford(4)	9,745	*
Richard Collins(5)	9,304	*
Richard Doubleday(6)	33,463	*
Mark Foletta(7)	19,147	*
Barbara Kahn(8)	20,266	*
Steven Pacelli(9)	59,069	*
Kevin Sayer(10)	195,482	*
Jay Skyler, M.D.(11)	56,223	*
Eric Topol, M.D.(12)	88,248	*
All directors and executive officers as a group (17 persons)(13)	800,019	*
All 5% Stockholders
The Vanguard Group(14)	8,647,563	9.5%
FMR LLC(15)	5,195,364	5.7%
BlackRock, Inc.(16)	5,085,896	5.6%
JP Morgan Chase & Co.(17)	5,018,095	5.5%
Baillie Gifford & Co.(18)	4,929,405	5.4%
Morgan Stanley(19)	4,773,488	5.2%
____________

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents 3,449 restricted stock units that vest within 60 days of March 31, 2019 as well as 52,855 shares held directly by a trust of which Mr. Altman is a trustee.

(2)	Represents 3,449 restricted stock units that vest within 60 days of March 31, 2019 as well as 18,715 shares held directly by Mr. Augustinos or by a trust of which Mr. Augustinos is a trustee.

(3)	Represents shares held directly by Mr. Balo.

(4)	Represents shares held directly by Mr. Blackford.

(5)	Represents 3,449 restricted stock units that vest within 60 days of March 31, 2019 as well as 5,855 shares held directly by Mr. Collins or by a trust of which Mr. Collins is a trustee.

(6)	Represents shares held directly by Mr. Doubleday or by a trust of which Mr. Doubleday is a trustee.

(7)	Represents 4,052 restricted stock units that vest within 60 days of March 31, 2019 as well as 15,095 shares held directly by Mr. Foletta or by a trust of which Mr. Foletta is a trustee.

(8)	Represents 3,449 restricted stock units that vest within 60 days of March 31, 2019 as well as 16,817 shares held directly by a trust of which Dr. Kahn is a trustee.

(9)	Represents fully vested options to purchase 8,927 shares of our common stock as well as 50,142 shares held directly by Mr. Pacelli.

(10)	Represents shares held directly by Mr. Sayer.

(11)
Represents 3,607 restricted stock units that vest within 60 days of March 31, 2019 as well as 52,616 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares. Excludes 10,000 shares held by his spouse, of which Dr. Skyler disclaims beneficial ownership.

(12)
Represents 3,686 restricted stock units that vest within 60 days of March 31, 2019 and 84,562 shares held by Topol Family Holdings, LLC for which Dr. Topol is a manager and maintains voting rights of these shares.

(13)
Represents fully vested options to purchase 25,182 shares of our common stock, 43,474 restricted stock units that vest within 60 days of March 31, 2019 and a total of 731,363 shares held directly by the directors and officers or by trusts in which the directors and officers are trustees.

(14)
Represents shares held by The Vanguard Group as of December 31, 2018 according to its Schedule 13G/A filing made on February 11, 2019. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	Represents shares held by FMR LLC as of December 31, 2018 according to its Schedule 13G/A filing made on February 13, 2019. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(16)
Represents shares held by BlackRock, Inc. as of December 31, 2018 according to its Schedule 13G filing made on February 11, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(17)
Represents shares held by JP Morgan Chase & Co. as of December 31, 2018 according to its Schedule 13G filing made on January 10, 2019. The address of JP Morgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(18)
Represents shares held by Baillie Gifford & Co. as of December 31, 2018 according to its Schedule 13G/A filing made on January 9, 2019. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

(19)	Represents shares held by Morgan Stanley as of December 31, 2018 according to its Schedule 13G filing made on February 12, 2019. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS
The following is biographical information as of March 15, 2019 for our executive officers, with the exception of Kevin Sayer, our Chairman, President and Chief Executive Officer, who is discussed above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Donald Abbey	52	Executive Vice President, Quality and Regulatory Affairs
Heather Ace	49	Senior Vice President, Human Resources
Andrew Balo	71	Executive Vice President, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development
Quentin Blackford	40	Executive Vice President, Chief Financial Officer
Richard Doubleday	56	Executive Vice President, Chief Commercial Officer
Jake Leach	41	Executive Vice President, Chief Technology Officer
Jeffrey Moy	58	Senior Vice President, Operations
Patrick Murphy	40	Senior Vice President, General Counsel and Chief Compliance Officer
Steven Pacelli	47	Executive Vice President, Strategy and Corporate Development
Donald M. Abbey has served as our Executive Vice President, Quality and Regulatory Affairs since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016 , Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an M.B.A. from the University of Washington.
Heather Ace has served as our Senior Vice President, Human Resources since July 2016. Prior to DexCom, Ms. Ace served as Executive Vice President, Human Resources for Orexigen Therapeutics from January 2016 until July 2016. From January 2015 until January 2016, Ms. Ace served as Integration Leader for Royal Philips, leading the cross-functional integration of Philip Healthcare’s acquisition of Volcano Corporation. From May 2012 until January 2015, Ms. Ace served as Executive Vice President, Human Resources for Volcano Corporation. Prior to May 2012, Ms. Ace served various senior executive roles in human resources, post-acquisition / merger integration and employment law at Life Technologies. Ms. Ace began her career at Gray Cary Ware & Freidenrich (now DLA Piper), as a litigation and transactional employment attorney, specializing in mergers and acquisitions. Heather earned her B.A. in Law & Society from the University of California, Santa Barbara, and a J.D. from Santa Clara School of Law.
Andrew K. Balo has served as our Executive Vice President of Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development since May 2016. From January 2015 until April 2016 Mr. Balo served as our Executive Vice President, Clinical, Regulatory and Quality. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and

Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo has held several positions at St. Jude Medical including Clinical, Vice President, Quality, Regulatory and Clinical Affairs and was an officer of the company. Mr. Balo received a B.S. from the University of Maryland.
Quentin S. Blackford joined DexCom in September 2017 as our Executive Vice President and Chief Financial Officer. Prior to DexCom, Mr. Blackford served as Nuvasive’s Executive Vice President, Chief Financial Officer from August 2014 to August 2017. In August 2016, Mr. Blackford was promoted to the role of Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity in which role Mr. Blackford was responsible for leading Finance, Strategy, Corporate Development, Compliance, Quality and Regulatory. From July 2012 to August 2014, Mr. Blackford served as Nuvasive’s Executive Vice President of Finance and Investor Relations, and from January 2011 to June 2012, he served as Vice President, Finance. He was instrumental in several acquisitions to build upon NuVasive’s portfolio of products and entry into new product segments, as well as geographic expansion. Prior to his roles at Nuvasive, Mr. Blackford worked at Zimmer Holdings, Inc. where he led the organization’s Global Financial Planning & Analysis group, in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford has served as an independent member of the board of directors of Alphatec Holdings, Inc. since October 2017. Mr. Blackford obtained his Certified Public Accounting license (currently inactive) after receiving dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.
Richard Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.
Jake Leach has served as our Executive Vice President, Chief Technology Officer since October 2018, and previously served as our Senior Vice President of Research and Development from January 2015 to October 2018, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Jake held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.
Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for point of care medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.
Patrick M. Murphy has served as our Senior Vice President, General Counsel and Chief Compliance Officer since
October 2018, and previously served as our Vice President, General Counsel and Chief Compliance Officer from December 2016 to October 2018. From January 2016 to December 2016, Mr. Murphy served as our Vice President of Legal Affairs. Previously, Mr. Murphy served as our Assistant General Counsel from September 2011 to January 2016. Prior to joining DexCom, Mr. Murphy was a partner at the law firm of Stradling Yocca Carlson & Rauth, where he specialized in corporate finance, mergers and acquisitions and general corporate matters. Mr. Murphy received a B.S. from the Truman State University, and a J.D. from the St. Louis University School of Law. Mr. Murphy is a member of the State Bar of California.
Steven R. Pacelli has served as our Executive Vice President of Strategy and Corporate Development since August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010, Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions of the Compensation Committee of the Board of Directors (“Compensation Committee”) made under those programs during fiscal 2018 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board of Directors on the compensation of our CEO and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2018, who were:

•	Kevin Sayer, our President and CEO, and beginning July 2018, our Chairman of the Board;

•	Quentin Blackford, our Executive Vice President, Chief Financial Officer;

•	Andrew Balo, our Executive Vice President, Regulatory Strategy, Clinical Affairs and Strategic Partnership Development;

•	Richard Doubleday, our Executive Vice President and Chief Commercial Officer; and

•	Steven Pacelli, our Executive Vice President, Strategy and Corporate Development.
Executive Summary
Fiscal 2018 Corporate Performance
We are a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for use by people with diabetes and by healthcare providers. Operating in a novel technology category that we believe remains underpenetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly as possible. Although our overall industry has faced significant changes during the past several years, we continued to drive increasing CGM adoption and achieved important milestones during fiscal 2018, including:

•	generating record full fiscal 2018 revenue of $1.032 billion, an increase of $313.1 million, or 44%, as compared to fiscal 2017, and an increase of $458.3 million, or 80% as compared to fiscal 2016;

Revenue Performance	Total Revenue ($M)	% Increase to 2018
Fiscal 2018	1,031.6
Fiscal 2017	718.5	44%
Fiscal 2016	573.3	80%

•
generating non-GAAP operating income of $38.2 million in fiscal 2018, as compared to a non-GAAP operating loss of $41.9 million in fiscal 2017. Dexcom achieved several landmark results in 2018, highlighted by the approval and launch of our G6 platform, strong growth that led us beyond $1 billion in annual sales, and an improved profitability profile that culminated in our first positive annual earnings on a non-GAAP basis. Non-GAAP operating income for fiscal 2018 excludes approximately $224.5 million in expenses, comprised primarily of a $217.7 million non-cash collaborative research and development fee. The non-GAAP operating loss for fiscal 2017 excludes approximately $0.6 million in expenses, comprised primarily of business transition and related costs.

•
strengthened our balance sheet to provide increased financial and strategic flexibility by (i) amending and restating our existing credit agreement to extend the maturity term from June 2021 to December 2023; and (ii) issuing $850.0 million aggregate principal amount of Convertible Senior Notes due 2023.

In addition to our financial performance, we achieved many other important regulatory, development and commercial objectives that should position us for future growth and success, including:

•advanced next generation pipeline and improved future profitability profile with amended Verily collaboration
•obtained FDA and CE Mark approval for next generation Dexcom G6 system and initiated worldwide launch
•enhanced interoperability and decision support initiatives, including acquisition of TypeZero Technologies

Our financial and operational success continues to translate into sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three and five-year periods ended December 31, 2018.

Fiscal 2018 Compensation Overview
Given the climbing costs of healthcare in the United States, the growing share of those costs borne by patients, and increasing competition from insulin pumps that integrate CGM technology and new stand-alone glucose monitoring technologies, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2018; nevertheless, we expected our business to achieve:

•	substantial increases in revenue;

•	increases to our operating income; and

•	various performance goals to maintain and advance our technology advantage and commercial deployment.
When designing our fiscal 2018 executive compensation program, the Compensation Committee considered the program objectives set forth above, our fiscal 2018 budget, and the intense competition for executive talent within the medical technology and broader technology and life science sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:

•
maintained our base salary and target total cash compensation levels for our NEOs generally within the market range (i.e. 25th to 75th percentile) of our compensation peer group, including target total cash compensation for our CEO at below the peer 50th percentile;

•
continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which awards are paid only upon achievement of various financial and operational performance goals;

•	paid out annual cash incentive awards to our CEO and the other NEOs at 168% of target, consistent with company performance at 168% achievement of financial and operational performance goals;

•
maintained our equity compensation approach from fiscal 2017, under which RSU awards were granted based on past company performance and individual performance as well as expected future contributions of each executive officer;

•	introduced performance-based RSUs ("PSUs") for our CEO that represented a meaningful portion of his total equity offering to ensure alignment with continued company growth and shareholder return; and

•	maintained strong governance policies and practices.
Fiscal 2018 Chief Executive Officer Compensation
In fiscal 2018, the total target cash compensation for our Chief Executive Officer (“CEO”), Kevin Sayer, was $1,351,969 ($600,875 in base salary plus $751,094 in target annual cash incentive award opportunity). Mr. Sayer’s base salary was increased for fiscal 2018 by 10% as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2017 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of our peer groups. Mr. Sayer’s target annual cash incentive award opportunity for fiscal 2018 (assuming achievement of the corporate goals at 100%) was 125% of his base salary, the same as 2016 and 2017. The Compensation Committee believed this target annual cash incentive award opportunity was appropriate based on his level of experience and its review of target annual cash incentive award opportunities for CEOs of the companies in our compensation peer group (as recommended by Compensia, the Compensation Committee’s independent consultant). The bonus he received for fiscal 2018 was $1,262,100, which represents 168% of target under our 2018 Management Bonus Plan as discussed further below.
Mr. Sayer also received an equity award during fiscal 2018 that had a grant date fair value of $4,848,809 and was delivered in the form of a time-based restricted stock unit (“RSU”) award. This award was granted as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2017 and its review of the equity awards granted to CEOs of the companies in our compensation peer group as well as a review of Mr. Sayer’s vested and unvested equity awards. Mr. Sayer’s RSUs vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter, which is the executive vesting schedule of our annual RSU awards.

In fiscal 2018, in response to certain feedback from our key investors and investor advisors, we introduce performance-based RSUs (“PSUs”) as a meaningful part of Mr. Sayer’s annual equity award allocation, with 35% (measured at target as of grant date) of the total equity awards for fiscal 2018 being granted as PSUs. Mr. Sayer received a PSU award during fiscal 2018 that had a grant date fair value of $2,819,917. This award was granted as a result of the Compensation Committee’s desire to motivate and incentivize Mr. Sayer to achieve key additional performance metrics and to continue to maintain strong alignment of Mr. Sayer's interests with the long-term interests of our stockholders. Mr. Sayer’s PSUs may only be earned and vest upon achievement of both operational goals in 2018 and our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as Mr. Sayer’s continued employment. For additional information regarding the metrics of the PSU, see the section titled “Equity Awards” below.
The following graph depicts our CEO’s actual total direct compensation as compared to our absolute Total Shareholder Return (“TSR”) over the last five fiscal years, showing alignment between our CEO’s compensation and DexCom’s strong financial and operational performance resulting in delivery of positive TSR over such time.

In sum, in determining Mr. Sayer’s compensation for fiscal 2018, the Compensation Committee considered our 2017 performance as described above, our delivery of absolute TSR over the past five years equal to 236%, our compound annual growth rate (“CAGR”) TSR over the past five years of 27% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based.
In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement.

Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the compensation committee may waive the 12 month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. We adopted this policy to further align our Chief Executive Officer’s interests with the long-term interests of our stockholders. This policy is in addition to the requirement for the CEO and other NEOs to maintain stock ownership equal to three times his or her annual salary.
Compensation Philosophy and Objectives
We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:

•	support our key financial and strategic goals;

•	relate directly to our corporate performance;

•	align the interests of our executive officers with the interests of our stockholders;

•	appropriately manage compensation-related risk within the context of our business; and

•	provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.
Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. To achieve these objectives, one important aspect of our overall compensation philosophy is to emphasize equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

2018 Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑       Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders. In 2018, we also granted a meaningful portion of our CEO’s annual equity award allocation in performance-based RSUs (“PSUs”). These PSUs consisted of 35% of the CEO’s total annual equity awards (at target). The PSUs may only be earned and vest upon achievement of both operational goals in 2018 (tied to certain product sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as our CEOs continued employment. For additional information regarding the metrics for the PSUs, see the section titled “Equity Awards” below.
☑       Independent Compensation Advisor and Compensation Committee members: The Compensation Committee selects and engages its own independent advisor and all Compensation Committee members are independent directors.
☑       Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group.
☑       Post-Vesting Stock Holding Guidelines: Our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments relating to such equity awards.
☑       Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board retainers (3x for directors).
☑       Compensation Recovery (“Clawback”) Policy: Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results.

☒       No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.
☒       No Hedging in Company Securities: Our executive officers, the non-employee members of our Board of Directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities.
☒       No Pledging of Company Securities: Our executive officers and the non-employee members of our Board of Directors are prohibited from engaging in any pledging transaction with respect to our equity securities.
☒       No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan. We also do not provide any guaranteed annual equity values for our executive officers (any awards are periodically determined by our Compensation Committee).
☒       No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our A&R 2015 EIP prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval.
☒       No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits.

Stockholder Advisory Vote on Executive Compensation
At our 2017 Annual Meeting of Stockholders, our stockholders expressed support for our executive compensation program, with 80.15% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our 2018 executive compensation program including the form and amount of compensation to our NEOs, the Compensation Committee considered these vote results, including our 2017 fiscal year financial performance and our sustained market capitalization growth over the prior five years. At our 2018 Annual Meeting of Stockholders our stockholders continued to express support for our executive compensation program, with 89.16% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our named executive officers.
Compensation Decision-Making Process
Role of Compensation Committee
The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board of Directors on the Chairman’s compensation.
As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.
Role of Management
Management provides data, analyses, input and recommendations to the Compensation Committee through our Chairman and CEO, including a review of such executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Compensia, the Compensation Committee’s independent compensation consultant. Our Chairman and CEO, with the support of management representatives from our human resources, finance and legal departments, provide input on various values for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our Chairman and CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than their own). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia as its compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to the Compensation Committee. In fiscal 2018, the Compensation Committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and Nasdaq listing standards and concluded that Compensia’s work did not give rise to any conflict of interest.
During fiscal 2018, the Compensation Committee directed Compensia to complete a competitive analysis of our executive compensation program. In connection with this analysis, Compensia analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.
Compensation Peer Group
In its analysis, Compensia used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and generally had similar annual revenues, annual revenue growth, market capitalizations, and/or headcount.

This compensation peer group was updated by the Compensation Committee in fiscal 2018 (the list below reflects peer group updates in 2017 to guide 2018 compensations decisions). The specific criteria used to review and update the peer group consisted of the following:

•	Industry: Medical technology and device and broader high-growth life science and technology companies.

•
Revenue: Trailing 12 months revenue that, at the time of the analysis, generally fell within the range of one-half to two and one-half times our revenue, provided the companies also generally had strong annual revenue growth (20% or higher).

•	Market Capitalization: Market capitalizations that, at the time of the analysis, generally fell within a range of one-fifth to two and one-half times our market capitalization.
Application of this criteria resulted in several changes in the peer group, adding companies outside the specific medical device industry that better reflect DexCom’s size, value and growth. Four companies were removed from the peer group due to perceived incompatibility on key peer selection metrics, including revenue, revenue growth, market capitalization and industry/business focus: Cepheid, ServiceNow, Workday and Yelp. For fiscal 2018, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Abiomed, Inc.	Neogen
Align Technology	NuVasive
Athenahealth*	Palo Alto Networks
BioMarin Pharmaceutical	Seattle Genetics
Bio-Techne	Splunk
ICU Medical*	The Ultimate Software Group
Insulet Corporation	Veeva Systems
Masimo*	Zillow Group
Medidata Solutions
___________
* Added for fiscal 2018.

Competitive Positioning
The Compensation Committee generally seeks to position each executive officer’s target total annual cash compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.
The Compensation Committee may adjust an element of an executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as one factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the broader market in which we compete for talent.
Fiscal 2018 Compensation Elements
In fiscal 2018, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.

The principal elements of compensation for our executive officers, including our NEOs, include:

•	base salary that is designed primarily to be appropriate for our executive officers’ positions and responsibilities, or generally competitive with base salary levels in effect at peer group companies;

•	annual cash incentive awards that are contingent upon the achievement of annual financial and operational performance objectives established by our Board of Directors; and

•
equity incentives, in the form of RSU awards (and a mix of RSUs and PSUs in the case of the CEO), with the size of such awards based primarily on the individual performance, expected future contributions of each executive officer, relative pay parity considerations within the Company, and competitive market considerations. Award amounts are premised upon our belief that we should:

•	recognize significant company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;

•	conserve our cash resources to support our goal of achieving and maintaining profitability;

•	increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and

•	encourage our executive officers to behave like owners.
Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives. The following graphs depict the allocation of “fixed” and “variable” compensation for our CEO and, on average, the other NEOs during fiscal 2018.

Base Salary
We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally strives to set the base salaries for each of our executive officers at or below the 50th percentile of our compensation peer group but maintains flexibility as warranted.
On March 7, 2018, the Compensation Committee approved the fiscal 2018 base salaries for our executive officers, including the NEOs. As a group, the NEOs’ base salaries, on average, increased by approximately 6% in fiscal 2018 as compared to fiscal 2017. These increases were made based on considerations of market data, company performance and individual performance and contribution.

Name	2017 Salary ($)		2018 Salary ($)	Change from 2017
Kevin Sayer	546,250		600,875	10%
Quentin Blackford	450,000	(1)	463,500	3%
Andrew Balo	355,300		365,959	3%
Richard Doubleday	355,300		383,724	8%
Steven Pacelli	355,300		365,959	3%

(1)	Mr. Blackford’s annual base salary for the period employed, prorated to reflect his hire date of September 1, 2017, was $150,000.
Annual Cash Incentive Plan
The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of a cash incentive opportunity, which is intended to motivate our executive officers to achieve the annual financial and operational performance objectives set by our Board of Directors which are consistent with and support our annual operating plan. Specifically, our annual cash incentive plan is designed to reward our executive officers for the achievement of our short-term financial goals, principally relating to the achievement of revenue targets, operating expense or income targets (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Generally, target levels for our short-term financial goals are developed through our annual financial planning process, during which management and our Board of Directors assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Board of Directors and set forth in objective terms in an annual cash incentive plan at the beginning of each year.
For fiscal 2018, our Board of Directors approved the DexCom 2018 Management Bonus Plan (the “2018 Plan”) with the terms and conditions described below.
Target Annual Cash Incentive Award Opportunities
For purposes of the 2018 Plan, our Board of Directors approved the target annual cash incentive award opportunity for our CEO and our other executive officers, including the other NEOs. The target award opportunities were determined after reviewing compensation peer group and other market data presented by Compensia. The target annual cash incentive award opportunities (expressed as a percentage of base salary) for our NEOs were as follows:

Name	2018 Target Bonus	Change from 2017
Kevin Sayer	125%	0%
Quentin Blackford	75%	0%
Andrew Balo	75%	0%
Richard Doubleday	75%	0%
Steven Pacelli	75%	0%
2018 Annual Cash Incentive Design and Performance Measures
For purposes of the 2018 Plan, the Compensation Committee selected revenue and addition of new patients as the primary measure to be used to determine annual cash incentive awards since they are key indicators of our growth in terms of customers and utilization of our products (the “Revenue/New Patient Component”). In addition, the Compensation Committee selected operating margin as a second measure to be used to determine annual cash incentive awards to provide incentive to increase our operating income as we continue to work towards achieving and maintaining profitability (the “Operating Results Component”). Finally, given the importance of continuing to develop our pipeline and commercialize our products as it relates to our future overall value, the Compensation Committee selected operational performance milestones (described below) as a third measure (the “Performance Component”). The weighting of each performance measure for purposes of the 2018 Plan is set forth in the table below:

Performance Measure Weighting
Component	Revenue/New Patient	Operating Margin	Performance Milestones
Weighting	60%	20%	20%
In addition, the 2018 Plan included “stretch” goals, both selected by our Board of Directors, under which any actual annual cash incentive award otherwise payable could be increased by an additional 25% if both “stretch” goals were achieved. First, to provide additional incentive to develop our technology and product portfolio to support future revenue, the Company identified a 20% multiplier that was not met. Second, the Board of Directors determined that if we initiated a usability and advisory study with an integrated CGM and connected insulin pen platform, then any annual cash incentive award otherwise payable under the 2018 Plan would be increased by another 5%.
The maximum amount that could be awarded if we achieved the top end of both the Revenue/New Patient Component, the Operating Margin Component, each of the milestones in the Performance Component and both of the “stretch” goals would be 200% of an executive officer’s target annual cash incentive award opportunity as described below in more detail.
Fiscal 2018 Award Formula and Results
Under the 2018 Plan, no portion of the annual cash incentive award attributable to the Revenue/New Patient Component was to be paid unless we met a specified minimum revenue target level for fiscal 2018 of $830 million or a new patient additions target of 150,000 new patients. Upon achievement of this minimum revenue or new patients target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Revenue/Patient Component. If we exceeded our fiscal 2018 revenue target level or new patient goal, each of the executive officers was to receive an award at various stepped-up amounts up to $890 million in revenue or 180,000 new patients for a maximum of 175% of their target annual cash incentive award opportunity attributable to the Revenue/New Patient Component. The revenue target of $830 million and new patient target of 150,000 were established in accordance to guidance delivered at the JPMorgan conference in January 2018. Our Board of Directors and the Compensation Committee believed the 2018 revenue target to be challenging but achievable, requiring strong performance from each of our executive officers. During fiscal 2018, we overachieved our target revenue goal with $1.032 billion representing a growth rate of approximately 44% and exceeded our maximum new patient target of 180,000. At these achievement levels, the Revenue/New Patient Component was achieved at a level of 175% by the 2018 Plan's terms.
Under the 2018 Plan, no portion of the annual cash incentive award attributable to the Operating Results Component was to be paid unless we met a specified operating margin target for fiscal 2018 of at least 11.2%, as adjusted to exclude (i) business transition costs, (ii) restructuring related charges, (iii) litigation charges, and (iv) non-cash share-based compensation and other non-cash charges, as well as additional targeted strategic investment related expenses incurred by us and approved by our Board of Directors. Upon achievement of this operating margin target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Operating Results Component. If we achieved cash operating margin results, as adjusted to exclude (i) business transition costs, (ii) restructuring related charges, (iii) litigation charges, (iv) non-cash share-based compensation and other non-cash charges, as well as additional targeted strategic investment related expenses incurred by us and approved by our Board of Directors, each of the executive officers was to receive an award at various stepped-up amounts up to a maximum of 175% of their target annual cash incentive award opportunity attributable to the Operating Results Component. The operating margin target of at least 11.2% was established at a level that our Board of Directors and the Compensation Committee believed to be achievable, but would require the operating margin to meaningfully grow, and would require strong performance by each of our executive officers. During fiscal 2018, we exceeded our Operating Results target level finishing the year with an adjusted operating margin of 16.3%, and accordingly, our executive officers, including the NEOs, received an award of 175% of their target annual cash incentive award opportunity attributable to the Operating Results Component.
Under the Performance Component, awards were to be paid to our executive officers, including the NEOs, for achieving one or more pre-established corporate performance milestones. Each participant in the 2018 Plan was eligible to receive an award equal to a certain percentage of their target annual cash incentive award opportunity attributable to the Performance Component for our achievement of each of five corporate performance milestones selected by our Board of Directors for fiscal 2018. These corporate performance milestones were as follows:

•	Milestone #1 – Launch our new platform during 2018 in select countries;

•	Milestone #2 – Deliver meaningful international growth;

•	Milestone #3 – Commercialize our next generation G6 transmitter;

•	Milestone #4 – Define our next generation platform feasibility exit criteria and exit phase O in support of an anticipated 2020 launch; and

•	Milestone #5 – Develop and roll out career framework.
These performance milestones were designed to directly impact our ability to advance our product portfolio, increase revenue and increase the overall value of the company in the future. They also required improvement upon past levels of performance, and as such, our Board of Directors and the Compensation Committee considered them significantly challenging to achieve.
During fiscal 2018, we achieved all milestones. Accordingly, our executive officers, including the NEOs, earned 100% of their target annual cash incentive award opportunity attributable to the Performance Component.
Finally, during fiscal 2018 we achieved the second of our two “stretch” goals by initiating a usability and advisory study with an integrated CGM and connected insulin pen platform. Accordingly, our executive officers, including the NEOs, had their annual cash incentive awards increased by 5%.
The following table presents information relating to the various components and potential for maximum achievement under the 2018 Plan. The 2018 non-equity incentive plan does not have threshold amounts. We only have target and maximum amounts achievable under the 2018 non-equity incentive plan. Target achievement would represent 100% of the weighting of each bonus component.

Bonus Component	Revenue/New Patient	Operating Results	Performance Milestones	Total
Weighting	60%	20%	20%	100%
Maximum
Maximum Achievement	175%	175%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 120%)	120%	120%	120%
Stretch Goal #2 (max of 105%)	105%	105%	105%
Total Maximum Achievement	131%	44%	25%	200%
The following table presents information relating to the various components and actual achievement under the 2018 Plan.

	Revenue/New Patient	Operating Results	Performance Milestones	Total
Actual Achievement	175%	175%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 120%)	Not Met	Not Met	Not Met
Stretch Goal #2 (max of 105%)	105%	105%	105%
Total Actual Achievement	110%	37%	21%	168%
The following table presents the annual cash incentive award targets for each plan component and the actual payments with respect to each component under the 2018 Plan for each NEO.

Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Kevin Sayer	600,875	125%	751,094	168%	1,262,100	(1)
Quentin Blackford	463,500	75%	347,625	168%	584,010
Andrew Balo	365,959	75%	274,469	168%	461,108
Richard Doubleday	383,724	75%	287,793	168%	483,492
Steven Pacelli	365,959	75%	274,469	168%	461,108

(1)	The actual bonus paid to Mr. Sayer shown in the table above was $262 higher than the result of the computation indicated in the table due to rounding of the salary amount.
Equity Awards
Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting stock options and/or time- and performance-based RSU awards is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders, and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.
In fiscal 2018, the Compensation Committee continued to grant time-based RSU awards (as set forth in the table below) to our executive officers, including our NEOs, in lieu of stock options to better manage the dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we added significantly to our headcount. Our Board of Directors and the Compensation Committee believe this award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives. Additionally, for our CEO, we elected to grant 35% (or 43,370 shares) of the CEO’s total annual equity award value (at target) in the form of performance based restricted stock units, (PSUs) that are earned and vest upon achievement of both operational goals in 2018 (tied to certain product sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as our CEO's continued employment on the last date of such period. The product sales goals, which are different from the 2018 Annual Cash Incentive performance measures, pertain to confidential Company development and business plans, the disclosure of which in any additional granularity would result in competitive harm to the Company. The Board believed that each of these goals would require a high level of executive officer performance in order to be achieved. The three-year TSR performance metric will act as a modifier with a minimum target of 0% and a maximum of 125%. The actual TSR performance will be determined in 2021, and the PSU will be earned and paid out, based on the metrics achieved, at that time.
The Compensation Committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers the number of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers annually in conjunction with the release of our fiscal year-end earnings results.
With respect to our NEOs, the following table illustrates the change in the size and value of our annual equity awards to our NEOs between fiscal 2017 and fiscal 2018:

	Fiscal 2017 Equity Awards		Fiscal 2018 Equity Awards
Name	Shares (#)	Grant Date Value ($)	Shares (#)		Grant Date Value ($)	2018/2017% increase/decrease in shares	2018/2017% increase / (decrease) in value
Kevin Sayer	81,280	6,359,266	123,915	(1)	7,668,726	52%	21%
Quentin Blackford	62,358	4,441,698	38,502		2,317,820	(38)%	(48)%
Andrew Balo	28,761	2,250,232	38,502		2,317,820	34%	3%
Richard Doubleday	27,510	2,152,355	38,502		2,317,820	40%	8%
Steven Pacelli	27,510	2,152,355	38,502		2,317,820	40%	8%
_______________

(1)	Reflects 43,370 shares subject to Mr. Sayer’s PSU award.
On average, including our Chairman and CEO, the equity awards granted to our NEOs in fiscal 2018 increased 22% in terms of the aggregate number of shares of our common stock subject to the awards and decreased 2% in terms of grant date fair value compared to the equity awards granted to such NEOs in fiscal 2017.

Overall, the Compensation Committee considers both the management of our aggregate dilution in fiscal 2018 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.
With respect to our executive officers, initial RSU awards provided at the time of hire typically vest over a four year period in four equal annual installments. Subsequent RSU awards granted to our executive officers typically vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter. The RSU awards granted to the NEOs in fiscal 2018 were all granted with a executive vesting schedule. For PSUs granted to our CEO, the PSUs vest upon achievement of both operational goals in 2018 and goals tied to our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as our CEOs continued employment, with the amount earned to be determined and settled in 2021. For additional details regarding the PSU, please see the discussion above earlier in this section titled “Equity Awards.”
Health and Welfare Benefits
Except for certain severance and change in control agreements described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.
Perquisites and Other Personal Benefits
We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources.
Post-Employment Compensation
In December 2008, the Compensation Committee approved a form of Amended and Restated Executive Change in Control and Severance Agreement, and in June 2017, the Board of Directors adopted a Severance and Change in Control Plan and the form of Participation Agreement (collectively, the “Severance & Change in Control Agreements”) that was available for our CEO and other executive officers, including our other NEOs. The Severance & Change in Control Agreements are designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, these agreements enable us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.
The post-employment payments and benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change in control of our Company. The material terms of our Severance & Change in Control agreements were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our Severance & Change in Control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section titled “Employment, Severance and Change in Control Agreements” below for additional detail on the terms of our Severance & Change in Control Agreements.
We believe the structure of the Severance & Change in Control Agreements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change in control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.
The amounts payable upon a NEO’s termination of employment or upon a change in control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change in Control Arrangements” below.

In July 2018, Mr. Gregg retired from the Company. In connection with his retirement and in light of his historical service to the Company, we accelerated the vesting of 15,696 RSUs that were granted in March 2018 that would have otherwise been forfeited and provided a lump sum payment of $33,935 less applicable state and federal payroll deductions, which lump sum reflects an approximate estimate of 18 months' COBRA plus a 40% gross-up to approximate the amount of withholding taxes on COBRA.
Stock Ownership Guidelines and CEO Holding Requirement
We grant stock options and RSU awards with the intent of aligning the interests of our employees, including our executive officers, with the interests of our stockholders. In fiscal 2016, our Board of Directors adopted stock ownership guidelines that require our executive officers to retain ownership of a material amount of our common stock within three years of becoming an executive officer. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested and unvested pursuant to restricted stock unit awards, as well as the “in-the-money” value of vested stock options. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.
As of March 31, 2019, all of our NEOs who have served three years or more as executive officers were in compliance with these stock ownership guidelines. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.
In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments relating to such equity awards. In addition, the Compensation Committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency.
Hedging and Pledging Prohibitions
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in any hedging transactions or pledging transactions with respect to our equity securities.
Compensation Recovery (“Clawback”) Policy
Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board of Directors to have materially contributed to a restatement of our Company’s financial results.
Tax and Accounting Considerations
Tax Deduction Limitation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid certain executives to $1 million dollars per executive officer per year. Until recently, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that have not been subsequently materially modified. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017 may continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, however it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
Accounting Considerations
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Eric Topol, M.D., Chairman
Steven Altman
Mark Foletta
Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents compensation information for each of the three years ended December 31, 2018, 2017 and 2016, awarded to, earned by or paid to our CEO, our Chief Financial Officer, and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin Sayer Chairman, President and Chief Executive Officer	2018	600,875		—		7,668,726	(4)	1,262,100	22,422	9,554,123
	2017	546,250		—		6,359,266		996,906	22,446	7,924,868
	2016	475,000		—		5,948,910		581,133	23,880	7,028,923

Quentin Blackford EVP, Chief Financial Officer	2018	463,500		—		2,317,820		584,010	26,313	3,391,643
	2017	150,000	(5)	150,000	(6)	4,441,698		369,563	3,940	5,115,201

Andrew Balo EVP, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development	2018	365,959		7,500	(7)	2,317,820		461,108	22,251	3,174,638
	2017	355,300		—		2,250,232		389,054	22,325	3,016,911

Richard Doubleday EVP, Chief Commercial Officer	2018	383,724		—		2,317,820		483,492	22,422	3,207,458
	2017	355,300		—		2,152,355		389,054	22,446	2,919,155
	2016	340,000		—		2,511,762		249,581	23,756	3,125,099

Steven Pacelli EVP, Strategy and Corporate Development	2018	365,959		5,000	(8)	2,317,820		461,108	22,422	3,172,309
	2017	355,300		—		2,152,355		389,054	22,446	2,919,155
	2016	340,000		—		2,511,762		249,581	23,756	3,125,099
_______________

(1)
These amounts reflect the grant date fair value of stock awards and options granted during 2016, 2017 and 2018 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 21, 2019.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2019 Compensation—Elements—Annual Cash Incentive Plan.”

(3)
These amounts represent premiums paid to various employee health and life insurance policies as well as matching contributions on the NEO's behalf under our 401(k) Plan and miscellaneous other amounts.

(4)
The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $5,639,835 and the value of all stock awards granted to Mr. Sayer in 2018 would increase to $10,488,644.

(5)
The salary amount is prorated to reflect Mr. Blackford’s hire date of September 1, 2017 and the bonus amount is prorated for nine months of bonus payout per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

(6)	Amount represents sign-on bonus per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

(7)	Discretionary bonus provided to Mr. Balo based on support of company initiatives.

(8)	Discretionary bonus provided to Mr. Pacelli based on support of company initiatives.

Grants of Plan-Based Awards
The following table provides information with regard to potential cash bonuses paid or payable in 2018 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2018.

	Grant Date	Estimated Possible Payouts Under 2018 Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of RSUs Granted(4)	Grant Date Fair Value of Stock Awards(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Kevin Sayer
2018 Cash Bonus		—	751,094	1,502,188	—	—	—	—	—
2018 PSUs	3/8/2018	—	—	—	17,348	43,370	86,740	—	2,819,917
2018 RSUs	3/8/2018	—	—	—	—	—	—	80,545	4,848,809
									7,668,726
Quentin Blackford
2018 Cash Bonus		—	347,625	695,250	—	—	—	—	—
2018 RSUs	3/8/2018	—	—	—	—	—	—	38,502	2,317,820
Andrew Balo
2018 Cash Bonus		—	274,469	548,938	—	—	—	—	—
2018 RSUs	3/8/2018	—	—	—	—	—	—	38,502	2,317,820
Richard Doubleday
2018 Cash Bonus		—	287,793	575,586	—	—	—	—	—
2018 RSUs	3/8/2018	—	—	—	—	—	—	38,502	2,317,820
Steven Pacelli
2018 Cash Bonus		—	274,469	548,938	—	—	—	—	—
2018 RSUs	3/8/2018	—	—	—	—	—	—	38,502	2,317,820
_______________

(1)
Represents threshold, target and maximum potential payments under the 2018 non-equity incentive plan described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2018 Compensation Elements—Annual Cash Incentive Plan.”

(2)
The threshold payout amounts under the 2018 non-equity incentive plan are zero because if one or more of the three performance measure targets selected by the Compensation Committee are not met, no payment would be due.

(3)
These performance-based restricted stock unit awards were made pursuant to our A&R 2015 EIP. Depending upon achievement of both operational goals in 2018 (tied to certain product sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as Mr. Sayer’s continued employment, the earned portion of these PSUs will vest following the conclusion of the three-year performance period. The "Target" column reflects the number of PSUs that will be earned if both the operating and TSR goals are achieved at target levels, and the "Maximum" column reflects the maximum number of PSUs that could be earned if the highest level of performance is achieved.

(4)
These restricted stock unit awards were made under our A&R 2015 EIP and vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

(5)
These amounts reflect the grant date fair value of the performance award and restricted stock units granted during 2018 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 21, 2019.

Outstanding Equity Awards at December 31, 2018
The following table provides information regarding the stock options held by each named executive officer as of December 31, 2018.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Steven Pacelli	8,927	—	9.80	3/12/2010	3/12/2020

The following table provides information regarding unvested stock awards held by each named executive officer as of December 31, 2018.

	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)
Name
Kevin Sayer	3/8/2016	15,000	(2)	1,797,000
	3/8/2017	40,640	(2)	4,868,672
	3/8/2018	80,545	(2)	9,649,291
	3/8/2018	86,740	(2)(3)	10,391,452
		222,925		26,706,415

Quentin Blackford	3/8/2017	46,769	(4)	5,602,926
	3/8/2018	38,502	(2)	4,612,540
		85,271		10,215,466

Andrew Balo	3/8/2016	6,334	(2)	758,813
	3/8/2017	14,381	(2)	1,722,844
	3/8/2018	38,502	(2)	4,612,540
		59,217		7,094,197

Richard Doubleday	3/8/2016	6,334	(2)	758,813
	3/8/2017	13,755	(2)	1,647,849
	3/8/2018	38,502	(2)	4,612,540
		58,591		7,019,202

Steven Pacelli	3/8/2016	6,334	(2)	758,813
	3/8/2017	13,755	(2)	1,647,849
	3/8/2018	38,502	(2)	4,612,540
		58,591		7,019,202
_______________

(1)
Represents the fair market value of the unvested restricted stock units as of December 31, 2018 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2018, which was $119.80.

(2)
The total restricted stock units granted vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

(3)
Number of shares based on achievement of maximum goals. The 2018 operating goal for these restricted stock units was achieved. Depending upon DexCom's relative TSR for the three-year period ending December 31, 2020 versus the Nasdaq Composite Index, the earned portion of these restricted stock units will vest following the conclusion of the three-year performance period.

(4)	The total restricted stock units granted vest over a 48-month period in four equal annual installments from the date of grant.

2018 Option Exercises and Stock Vested
The following table shows stock options exercised by our named executive officers in fiscal 2018 as well as stock awards that vested during fiscal 2018.

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin Sayer	87,270	9,525,913	85,640	7,532,839
Quentin Blackford	—	—	15,589	2,236,710
Andrew Balo	—	—	34,963	3,031,346
Richard Doubleday	—	—	34,338	2,976,399
Steven Pacelli	2,855	219,635	33,921	2,951,295

Employment, Severance and Change in Control Arrangements
On June 1, 2017, our Board of Directors adopted a new Severance and Change in Control Plan, including a form of Participation Agreement (collectively, the “New Severance & Change in Control Plan”). Our Board adopted this New Severance & Change in Control Plan after considering market data and to harmonize certain severance and change in control provisions across our executive officers.
Under the terms of the New Severance & Change in Control Plan, each of Messrs. Sayer, Blackford, Balo, Doubleday and Pacelli will receive certain severance benefits if his employment is terminated involuntarily, other than due to Cause, death or Disability (as those terms are defined in the New Severance & Change in Control Plan), or if he resigns his employment for Good Reason (as defined in a Participation Agreement for such executive) (a “Qualifying Termination”) within 12 months following a Change in Control (or during the three months prior to a Change in Control assuming execution of a definitive agreement for such Change in Control) (such periods of time the “Change in Control Period”) or outside of the Change in Control Period, provided, that, a resignation for Good Reason is not a Qualifying Termination outside of the Change of Control Period and if a definition of Good Reason does not exist in such Participation Agreement for such Participating Executive, then no payment for Good Reason shall be made.
Outside of Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination other than during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months of the executive’s base salary at the rate in effect when the Qualifying Termination occurred, (2) a pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (3) if executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or cash payment in lieu of payment of COBRA premiums under the same terms).
During Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months of the executive’s base salary (or 18 months for Mr. Sayer) at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason) or when the Change in Control occurred, whichever is greater, (2) the greater of (A) the pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (B) 100% of the executive’s “target” annual bonus at the rate in effect when the Qualifying Termination occurred, (3) if executive elects to continue his health insurance coverage under the COBRA following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or shall make cash payment in lieu of payment of COBRA premiums under the same terms), and (4) (A) all equity awards, including but not limited to stock options, stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, but other than performance-based equity awards, shall become fully vested as of the date of the Qualifying Termination and (B) all of the executive’s equity awards that would vest only upon satisfaction of performance criteria (“performance awards”) shall vest in accordance with the terms set forth in the applicable agreement.
Each executive further agrees that under the New Severance & Change in Control Plan, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
We also previously entered into Executive Change in Control and Severance Agreements with Messrs. Sayer, Balo, Doubleday and Pacelli (the “Prior Severance & Change in Control Agreements”), and their terms may continue to apply in certain situations.
Under the Prior Severance & Change in Control Agreements, in the event of a change in control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change in control transaction, or (ii) the execution of a definitive agreement with respect to a change in control transaction, and ends (2) on the date such change in control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive granted prior to the date of the Prior Severance & Change in Control Agreement and any other stock awards that the Board of Directors determines should be subject to such agreement will be accelerated in full. The Prior Severance & Change in Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options and restricted stock units held by the executive prior to the date of the Prior Severance & Change in Control Agreement and any other stock awards that the Board of Directors determines should be subject to such agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
The New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements, as applicable, represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.
Messrs. Sayer, Balo, Doubleday and Pacelli have the option to select between the New Severance & Change in Control Plan or the Prior Severance & Change in Control Agreements as they commenced employment prior to December 2016. Mr. Blackford is subject to only the New Severance & Change in Control Plan.
In March 2018, we clarified that all equity grants made on or prior to March 8, 2018 to executive officers that entered into both the Prior Severance & Change in Control Agreement and the New Severance & Change in Control Agreement would be eligible for the treatment under the New Severance & Change in Control Agreement or the Prior Severance & Change in Control Agreement, as elected by the executive officer pursuant to the terms of the New Severance & Change in Control Agreement. We likewise clarified that unless determined otherwise by our Compensation Committee in the future, equity awards granted after 2018 would not be eligible for the acceleration terms triggered by a change in control under the Prior Severance & Change in Control Agreement.
Mr. Sayer’s PSU granted in March 2018 provide that in the event a change in control occurs while the performance periods are on-going, the corporate operational goal will be deemed achieved at the target level (if the operational performance period has not already been completed) and the TSR goal will be calculated as of the change in control. The resulting number of PSUs will vest over a time-based vesting schedule that corresponds with the PSU’s three-year performance period, and such time-vesting PSUs will be eligible for the accelerated vesting provisions under the Prior Severance & Change in Control Agreement.

The following table summarizes the potential payments and benefits payable to each of Messrs. Sayer, Blackford, Balo, Doubleday and Pacelli upon termination of employment or a change in control under each situation listed below, modeling, in each situation, the potential payments and benefits if Messrs. Sayer, Blackford, Balo, Doubleday and Pacelli had been terminated on December 31, 2018 taking into consideration the change in control agreement that would be the most beneficial to the named executive officers who have the option to choose between the New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements.

	Involuntary Termination Not For Cause or Constructive Termination				Termination Following a Change in Control
	Type of Payment or Benefit:				Type of Payment or Benefit:
Name	Severance ($)		Accelerated Restricted Stock Units ($)		Severance ($)		Accelerated Restricted Stock Units ($)
Kevin Sayer	600,875	(1)	9,867,447	(4)	1,351,969	(3)	22,809,621	(5)
Quentin Blackford	811,125	(2)	—		811,125	(2)	10,215,466	(6)
Andrew Balo	365,959	(1)	4,213,606	(4)	640,429	(3)	7,094,197	(6)
Richard Doubleday	383,724	(1)	4,163,649	(4)	671,517	(3)	7,019,202	(6)
Steven Pacelli	365,959	(1)	4,163,649	(4)	640,429	(3)	7,019,202	(6)
_______________

(1)	Represents 12 months of base salary under the terms of the Prior Severance & Change in Control Agreements.

(2)	Represents 12 months of base salary and 100% target bonus under the terms of the New Severance & Change in Control Plan.

(3)	Represents 12 months of base salary and 100% target bonus under the terms of the Prior Severance & Change in Control Agreements.

(4)
Represents the value of 12 months of accelerated vesting of the named executive officer’s restricted stock units under the terms of the Prior Severance & Change in Control Agreements based on the closing price of our common stock on December 31, 2018 of $119.80.

(5)
Represents (i) the value of accelerated vesting of all of Mr. Sayer’s outstanding restricted stock units under the terms of the New Severance & Change in Control Plan based on the closing price of our common stock on December 31, 2018 of $119.80 and (ii) the value of accelerated vesting of Mr. Sayer’s outstanding PSU award assuming “target level” achievement multiplied by the TSR Performance Modifier calculated based on a performance period of January 1, 2018 through the closing date of the change in control.

(6)
Represents the value of accelerated vesting of all outstanding restricted stock units of our named executive officers under the terms of the New Severance & Change in Control Plan based on the closing price of our common stock on December 31, 2018 of $119.80.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Kevin Sayer (our “CEO”). For 2018, the median of the annual total compensation of all our employees (excluding our CEO) was $80,723, (ii) the annual total compensation for our CEO was $9,554,123; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2018 is 118:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2017 (employee population determination date) as summarized below. As permitted by Item 402(u) of Regulation S-K, we are continuing to use this median employee for calculation of the CEO pay ratio with respect to the year ending December 31, 2018. There has been no change in our employee population or employee compensation arrangements since December 31, 2017 that we reasonably believe would significantly affect our pay ratio disclosure for the year ended December 31, 2018.
The methodology we used to determine the median employee is described below and is the same methodology that we described in our 2017 proxy statement. For 2017, we considered all individuals, excluding our CEO, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.
To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2017. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 1, 2017. For permanent employees hired during 2017, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.
Using this methodology, we identified the individual at the median of our employee population, who was a Business Systems Analyst based in the United States. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2018 Summary Compensation Table as set forth in this proxy statement.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2018, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (a) (#)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c) (#)
Equity compensation plans approved by stockholders(1)(2)	86	8.02	4,329
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	86	8.02	4,329

_______________

(1)
Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the A&R 2015 EIP and the 2015 Employee Stock Purchase Plan. 3,241,205 shares under column (c) are attributable to our A&R 2015 EIP and 1,088,047 are attributable to our 2015 Employee Stock Purchase Plan. Note that this excludes the proposed increase of 2,200,000 shares under Proposal No. 4.

(2)	Shares reserved for future issuance under the A&R 2015 EIP may be granted as restricted stock, restricted stock units, options or other equity awards.

(3)	As of December 31, 2018, we did not have any equity compensation plans that were not approved by our stockholders.
Risks from Compensation Policies and Practices
The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.
CERTAIN TRANSACTIONS WITH RELATED PERSONS
During 2018, we employed Mr. Gregg’s son-in-law, Jake Leach, as our Executive Vice President, Chief Technology Officer. During 2018, Mr. Leach was paid $545,958 in cash compensation and was granted 30,093 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Senior Legal Counsel. During 2018, Ms. Baccitich was paid $120,994 in cash compensation. During 2018, we also employed Mr. Sayer’s son, Erick Sayer, as our Lead Legal Counsel. Erick Sayer was paid $161,763 in cash compensation and was granted 574 restricted stock units.
During 2018, we retained Designcorp San Diego, which is owned by Ms. Christine Jordan, who is the mother of our Senior Vice President, HR, Heather Ace. Designcorp San Diego (i) provided interior manufactured construction for our Mesa, Arizona facility; and (ii) subcontracted with Skanska in providing interior manufactured construction for the conference rooms in our Sequence Drive building. The total amount paid to Designcorp for this work was $700,478.
Other than the employment of Mr. Leach, Ms. Baccitich and Mr. Sayer and the retention of Ms. Jordan, since January 1, 2018 there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.
Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.
STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2020 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 18, 2019. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2020 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 14, 2020 and March 16, 2020. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.
OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ANNUAL REPORTS
A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.
We filed our annual report on Form 10-K for the fiscal year ended December 31, 2018 with the SEC on February 21, 2019. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.
Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin R. Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.
San Diego, California
April 19, 2019

APPENDIX A

DEXCOM, INC.
AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

(Adopted by the Board on April 18, 2019)
1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.    SHARES SUBJECT TO THE PLAN.
2.1.    Number of Shares Available. Subject to Sections 2.5, and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of this Plan by the Board, is 9,800,000 Shares, plus (i) Shares that are subject to stock options or other awards granted under the Company’s 2005 Equity Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date for any reason other than the exercise of a stock option or SAR, (ii) Shares issued under the Prior Plan that are repurchased by the Company at the original issue price; or (iii) Shares that are subject to stock options or other awards granted under the Prior Plan that otherwise terminate without Shares being issued.
2.2.    Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under this Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Shares used to pay the exercise price of an Award, Shares withheld to satisfy the tax withholding obligations related to an Award or Shares repurchased by the Company for any reason other than Shares repurchased at their original issue price, in each case will not become available for future grant or sale under this Plan. Except as set forth above, any Awards granted including but not limited to Awards granted as SARs shall reduce the number of shares granted on a one-for-one Share for Share basis and any Shares withheld shall not again be made available for Awards under the Plan. To the extent that any Award is forfeited, repurchased or terminates without Shares being issued, Shares may again be available for issuance under this Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3.    Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.    Limitations. No more than 9,800,000 Shares shall be issued pursuant to the exercise of ISOs.
2.5.    Adjustment of Shares. If the number of outstanding Shares is changed by an extraordinary cash dividend, a stock dividend, recapitalization, spin-off, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under this Plan set forth in Sections 2.1 and 2.2, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 or to a Non-Employee Director in Section 12 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up (down in the case of ISOs) to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

2.6.    Vesting / Acceleration Restriction. Awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Committee will not permit the discretionary acceleration of vesting of Awards. Notwithstanding the foregoing, the Committee may permit (i) acceleration of vesting of Awards in the event of the Participant’s death or Disability, or Change of Control and (ii) the vesting of Awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of Awards representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.
3.    ELIGIBILITY. ISOs may be granted only to an eligible Employee. All other Awards may be granted to an eligible Employee, Consultant, Director or Non-Employee Director; provided such Consultant, Director or Non-Employee Director renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to be granted more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that a new Employee (including a new Employee who is also an officer or director of the Company or any Parent, Subsidiary or Affiliate) is eligible to be granted up to a maximum of 2,000,000 Shares in the calendar year in which such Employee commences employment.
4.    ADMINISTRATION.
4.1.    Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)    select persons to receive Awards;
(d)    determine the form and terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, subject to Section 2.6, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, subject to Section 2.6, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)    determine the number of Shares or other consideration subject to Awards;
(f)    determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;
(h)    grant waivers of Plan or Award conditions;
(i)    determine the vesting, exercisability and payment of Awards;
(j)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)    determine whether an Award has been earned;
(l)    determine the terms and conditions of any, and to institute any Exchange Program approved by stockholders;
(m)    reduce or waive any criteria with respect to Performance Factors;

(n)    adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles;
(o)    adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan and any country addenda to the Award Agreements) relating to the operation and administration of this Plan to accommodate grants to participants residing outside of the United States and comply with the requirements of local law and procedures;
(p)    make all other determinations necessary or advisable for the administration of this Plan; and
(q)    delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.
4.2.    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under this Plan. Any dispute regarding the interpretation of this Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.
4.3.    Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4.    Documentation. The Award Agreement for a given Award, this Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.    Foreign Award Recipients. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws and practices in countries other than the United States in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by this Plan; (ii) determine which individuals outside the United States are eligible to participate in this Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals who are located outside the United States or who are foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent determined necessary or advisable by the Committee and provided that (a) no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof and (b) in such instance, such subplans and/or modifications shall be attached to this Plan as appendices; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Award shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.
5.    OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable, granted to an eligible Employee, Consultant or Director. All Options shall be granted pursuant to an Award Agreement.
5.1.    Terms of Options. Each Option granted under this Plan will be identified as an Incentive Stock Options within the meaning of the Code (“ISO”) or a Nonqualified Stock Option (“NSO”). Applicable conditions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of an Option that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Options that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.
5.2.    Date of Grant. An Option’s date of grant will be that date on which the Committee makes the determination to grant such Option, or any such future date specified by the Committee. The Award Agreement will be delivered to the Participant within a reasonable time after the date of grant.
5.3.    Exercise Period. Subject to Section 2.6, Options will vest and be exercisable within the times or upon the conditions as set forth in the Award Agreement; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date of grant; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to vest and be exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.
5.4.    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 of this Plan, the Award Agreement and any procedures established by the Company.
5.5.    Method of Exercise. Any Option granted hereunder will vest and be exercisable at such times and under such conditions as determined by the Committee and set forth in the Award Agreement, subject to the terms and conditions of this Plan. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised plus payment or provision for applicable withholding taxes. Shares issued upon exercise of an Option will be issued in the name of the Participant. Notwithstanding the exercise of the Option, until such time as the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of this Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(a)    Termination of Service. If the Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates, no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(b)    Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(c)    Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a)  three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
(d)    Cause. If the Participant is terminated by the Company for Cause, then Participant’s Options shall expire on the date Service terminates, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in this Plan.
5.6.    Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent a Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.7.    Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be so evaluated in the order in which they were granted, beginning with the grant first in time. The Fair Market Value of the Shares will be determined as of the Option’s date of grant. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.8.    Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Subject to Section 18, the Committee may (a) reduce the Exercise Price of outstanding Options or (b) grant Options in substitution for cancelled options or other Awards authorized under the Plan. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.
5.9.    Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.
5.10.    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code
5.11.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.
6.    RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell Shares subject to restrictions (“Restricted Stock”) to an eligible Employee, Consultant, or Director. The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions applicable to the Shares and all other terms and conditions of the Restricted Stock Award, subject to this Plan.
6.1.    Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price plus payment or provision for applicable withholding taxes, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.2.    Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value but not less than the par value of the Shares on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of this Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.3.    Terms of Restricted Stock Awards. Subject to Section 2.6, Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. Applicable restrictions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of a Restricted Stock Award that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.
6.4.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.
7.    STOCK BONUS AWARDS. A Stock Bonus Award is an award of Shares made to an eligible Employee, Consultant, or Director in consideration for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary, as permitted by law. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.1.    Terms of Stock Bonus Awards. Subject to Section 2.6, the Committee will determine to whom a Stock Bonus Award will be made, the number of Shares under the Stock Bonus Award, the restrictions, if any, applicable to such Shares and all other terms and conditions of the Stock Bonus Award, subject to this Plan. Applicable restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Stock Bonus Award that is being earned upon satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.
7.2.    Form of Payment to Participant. As determined in the sole discretion of the Committee, a Stock Bonus Award may be paid in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value (as of the date of payment) of the Shares earned under such Stock Bonus Award.
7.3.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.
8.    STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.1.    Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be not less than Fair Market Value or the par value of the Shares. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any SAR that is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.
8.2.    Exercise Period and Expiration Date. Subject to Section 2.6, a SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance

Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3.    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
8.4.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.
9.    RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.1.    Terms of RSUs. Subject to Section 2.6, the Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any RSU that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.
9.2.    Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.3.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.
10.    PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of Performance Shares or a cash bonus denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.1.    Terms of Performance Awards. Subject to Section 2.6, the Committee will determine the terms of a Performance Award including, without limitation: (a) the number of Shares or amount of cash subject to the Performance Award; (b) the time or times during which the Performance Award may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s termination of Service on each Performance Award. A Performance Award may be awarded upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Performance Award that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the Performance Award; (y) select from among the Performance Factors to be used to measure such performance goals, if any; and (z) determine the number of Shares deemed subject to the Performance Award. Performance Periods may overlap and participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.
10.2.    Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

11.    PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth or prohibited in the applicable Award Agreement):
(a)    by cancellation of indebtedness of the Company to the Participant;
(b)    by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)    by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;
(d)    by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with this Plan;
(e)    by any combination of the foregoing; or
(f)    by any other method of payment as is permitted by applicable law.
Unless determined otherwise by the Committee, all payments under any of the methods indicated above shall be made in United States dollars.
12.    GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted under this Section 12 to a Non-Employee Director in any calendar year shall not exceed 30,000 Shares.
12.1.    Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.2.    Vesting, Exercisability and Settlement. Except as set forth in Section 6 and 21, Awards shall vest, be exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall be not less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.3.    Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or in a combination thereof, as determined by the Board. Such Awards shall be issued under this Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.
13.    WITHHOLDING TAXES.
13.1.    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax and social insurance requirements or any other tax liability legally due from the Participant.
13.2.    Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to up to the maximum statutory amount permitted to be withheld, (iii) delivering to the Company Shares having a Fair Market Value equal to up to the maximum amount permitted to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.    TRANSFERABILITY.
14.1.    Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.
14.2.    Beneficiaries. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by such Participant in writing with the Company during such Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at such Participant’s death shall be paid to or exercised by such Participant’s executor, administrator, or legal representative.
15.    PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.    Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions shall be accrued and paid only at such time if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares subject to such Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which they are forfeited; provided, that under no circumstances may Dividend Equivalent Rights be granted for any Option or SAR and provided, further, that no Dividend Equivalent Right shall be paid with respect to Unvested Shares, and any such dividends or stock distributions shall be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

15.2.    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.    CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.    ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.    EXCHANGE AND BUYOUT OF AWARDS. An Exchange Program, including but not limited to any repricing of Options or SARs is not permitted without prior stockholder approval.
19.    SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.    NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21.    CORPORATE TRANSACTIONS.
21.1.    Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under this Plan shall be subject to the documentation evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction.
(a)    The continuation of an outstanding Award by the Company (if the Company is the successor entity).
(b)    The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.
(c)    The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of an equivalent award with substantially the same terms for such outstanding Award (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).
(d)    A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Award as of the effective date of such Corporate Transaction over (ii) the Exercise Price or Purchase Price of Shares, as the case may be, subject to the Award in connection with the cancellation of the Award. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Subject to Section 409A of the Code, such payment may be made in installments, may be deferred until the date or dates when the Award would have become exercisable or such Shares would have vested, and such payment may be subject to vesting based on the Participant’s continuing such payment initially will be calculated without regard to whether or not the Award is then exercisable or such Shares are then vested. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction notwithstanding any other provision in this Plan to the contrary, and unless otherwise determined by the Committee, all Awards granted under this Plan shall accelerate in full as of the time of consummation of the Corporate Transaction. In such event, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.
21.2.    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under this Plan or authorized for grant to a Participant in a calendar year.
21.3.    Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.    ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.    TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. After this Plan is terminated or expires, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.    AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.
25.    NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.    INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.
27.    ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards held by an executive officer shall be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.    DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1.    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2.    “Award” means any award under this Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.
28.3.    “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4.    “Board” means the Board of Directors of the Company.
28.5.    “Cause” means termination of the Participant’s Service on the basis of the Participant’s conviction (or a plea of nolo contendere) of fraud, misappropriation, embezzlement or any other act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Participant at the expense of the Company or any Subsidiary.
28.6.    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7.    “Committee” means the Compensation Committee of the Board or those persons to whom administration of this Plan, or part of this Plan, has been delegated as permitted by law.
28.8.    “Common Stock” means the common stock of the Company.
28.9.    “Company” means Dexcom, Inc., or any successor corporation.
28.10.    “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.
28.11.    “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
Notwithstanding the foregoing, a Corporate Transaction shall not be deemed to result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
28.12.    “Director” means a member of the Board.
28.13.    “Disability” means in the case of ISOs, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
28.14.    “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.
28.15.    “Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.
28.16.    “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.17.    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.18.    “Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.
28.19.    “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.20.    “Fair Market Value” means, as of any date, the value of a Share determined as follows:
(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)    if none of the foregoing is applicable, by the Board or the Committee in good faith.
28.21.    “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
28.22.    “IRS” means the United States Internal Revenue Service.
28.23.    “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
28.24.    “Option” means an award of an option to purchase Shares pursuant to Section 5.

28.25.    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.26.    “Participant” means a person who holds an Award under this Plan.
28.27.    “Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of this Plan.
28.28.    “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)    Profit Before Tax;
(b)    Billings;
(c)    Revenue;
(d)    Net revenue;
(e)    Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);
(f)    Operating income;
(g)    Operating margin;
(h)    Operating profit;
(i)    Controllable operating profit, or net operating profit;
(j)    Net Profit;
(k)    Gross margin;
(l)    Operating expenses or operating expenses as a percentage of revenue;
(m)    Net income;
(n)    Earnings per share;
(o)    Total stockholder return;
(p)    Market share;
(q)    Return on assets or net assets;
(r)    The Company’s stock price;
(s)    Growth in stockholder value relative to a pre-determined index;
(t)    Return on equity;
(u)    Return on invested capital;
(v)    Cash Flow (including free cash flow or operating cash flows)

(w)    Cash conversion cycle;
(x)    Economic value added;
(y)    Individual confidential business objectives;
(z)    Contract awards or backlog;
(aa)    Overhead or other expense reduction;
(bb)    Credit rating;
(cc)    Strategic plan development and implementation;
(dd)    Succession plan development and implementation;
(ee)    Improvement in workforce diversity;
(ff)    Customer indicators;
(gg)    New product invention or innovation;
(hh)    Attainment of research and development milestones;
(ii)    Improvements in productivity;
(jj)    Bookings;
(kk)    Attainment of objective operating goals and employee metrics; and
(ll)    Any other metric that is capable of measurement as determined by the Committee.
28.29.    “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.
28.30.    “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of this Plan.
28.31.    “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.32.    “Person” shall have the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
28.33.    “Plan” means this DexCom, Inc. 2015 Equity Incentive Plan, as amended.
28.34.    “Purchase Price” means the price to be paid for Shares acquired under this Plan, other than Shares acquired upon exercise of an Option or SAR.
28.35.    “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of this Plan, or issued pursuant to the early exercise of an Option.
28.36.    “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of this Plan.
28.37.    “SEC” means the United States Securities and Exchange Commission.
28.38.    “Securities Act” means the United States Securities Act of 1933, as amended.

28.39.    “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in this Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) medical leave, (ii) military leave, or (iii) any other leave of absence approved by the Company. In the case of any Employee on an approved leave of absence, Awards shall not vest during such leave of absence, except as (A) may be required by applicable Law, or (B) as otherwise provided by the Committee or the Company in writing. At such time as such Employee returns to regular and continuous service with the Company following the leave of absence, the vesting schedule applicable to the Awards shall recommence, and, if applicable, the total period of the vesting schedule will be extended by a number of days equal to the total number of days of Employee’s leave of absence, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. Similarly, if Employee’s schedule reduces to a less than a full-time service arrangement, except as otherwise provided by the Committee or the Company in writing, Awards shall vest on a proportionately and commensurately slower schedule, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. No fractional shares may be issued. In the event of military leave, if required by applicable laws, vesting shall continue for not less than the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this Section 28.39, an employee shall have terminated employment as of the date he or she ceases to provide Services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.
28.40.    “Shares” means shares of the Company’s Common Stock and the common stock of any successor security.
28.41.    “Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of this Plan.
28.42.    “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of this Plan.
28.43.    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.44.    “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.45.    “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

APPENDIX B

Reconciliation Between GAAP and Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended
	December 31,
	2018	2017
	(As Adjusted)(1)

GAAP operating loss	$(186.3)	$(42.5)
Non-cash collaborative research and development fee(2)	217.7	—
Business transition and related costs(3)	6.8	0.6
Non-GAAP operating income (loss)	$38.2	$(41.9)

(1)	The 2018 and 2017 non-GAAP presentations are adjusted to include business transition and related costs to conform to the 2019 presentation.

(2)	Non-cash collaborative research and development fee under our 2018 collaboration and licensing agreement with Verily Life Sciences.

(3)	Business transition costs are primarily related to the activities that DexCom announced on February 21, 2019.

Statement Regarding Use of Non-GAAP Financial Measures

We report non-GAAP financial measures in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Our financial measures under GAAP include certain non-cash collaborative research and development fees, business transition and related costs, income and expense related to our equity investment in Tandem Diabetes Care, Inc., and certain interest expense related to our senior convertible notes, as shown in the itemized reconciliation between GAAP and non-GAAP financial measures above. Management believes that presentation of operating results that excludes these items provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing our past and future operating performance.
These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business.

dexcom

ANNUAL MEETING OF DEXCOM, INC.

Date: MAY 30, 2019
Time: 2:00 P.M. (Local Time)
Place: 6310 Sequence Drive San Diego, CA 92121

Please make your marks like this: ☒ **Use dark black pencil or pen only**

The Board of Directors Recommends a Vote **FOR** proposals 1, 2, 3, and 4.

	For	Against	Abstain	Directors Recommend ↓
1: Election of Directors				
1a. Steven R. Altman	☐	☐	☐	For
1b. Barbara E. Kahn	☐	☐	☐	For
1c. Jay S. Skyler	☐	☐	☐	For

← Please separate carefully at the perforation and return just this portion in the envelope provided. →

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

dexcom

Annual Meeting of DexCom, Inc.
to be held on Thursday, May 30, 2019
for Holders as of April 8, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/DXCM
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-286-3130
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Kevin Sayer and Quentin Blackford, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DEXCOM, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M. PDT on May 30, 2019 at DexCom's facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, "FOR" APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, "FOR" THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 2,200,000 SHARES AND MAKE CERTAIN ADMINISTRATIVE CHANGES TO SUCH AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY OR PROXIES HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE COMPANY HELD BY THE UNDERSIGNED.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

All votes must be received by 11:59 P.M., Eastern Time, May 29, 2019
All votes for ESPP participants must be received by 5:00 P.M., Eastern Time, May 25, 2019.

PROXY TABULATOR FOR

DEXCOM, INC
P.O. Box 8016
Cary, NC 27512

EVENT #

CLIENT #